Exhibit 99.1

Press Release

Company Contact:

Robert Bedinghaus

Chief Executive Officer

Cincinnati Bancorp Inc.

(513) 347- 2280

bbedinghaus@cincinnatifederal.com

CINCINNATI BANCORP, INC. REPORTS FINANCIAL RESULTS FOR

THE YEAR ENDED DECEMBER 31, 2020 (CORRECTED)

CINCINNATI, Ohio; February 26, 2021 — Cincinnati Bancorp, Inc. (“Cincinnati Bancorp”) (NASDAQ: CNNB) today issued a correction to its financial results for the year ended December 31, 2020, initially reported on February 10, 2021. The sole correction relates to earnings per common share for the year ended December 31, 2020, both basic and diluted, and the number of weighted-average shares outstanding used to calculate those measures, as follows:

	Earnings per common share – basic	Weighted-average shares outstanding – basic (1)	Earnings per common share – diluted	Weighted-average shares outstanding – diluted (1)
As Initially Reported	$1.09	2,885,680	$1.07	2,931,376
As Corrected	$1.14	2,749,689	$1.12	2,789,346

(1)	Share amounts related to the periods prior to January 22, 2020 closing of the conversion offering have been restated to give retroactive recognition to the 1.6351 exchange ratio applied in the conversion offering.

The full text of the corrected release is a follows:

CINCINNATI, Ohio — Cincinnati Bancorp, Inc. (“Cincinnati Bancorp”) (NASDAQ: CNNB) today reported net income for the year ended December 31, 2020 of $3,155,700, compared to $798,500 for 2019, or an increase of 295.2%. Earnings per basic and diluted share for the year ended December 31, 2020 were $1.14 for basic and $1.12 for diluted, compared to $0.28 for basic and $0.27 for diluted for 2019.

Cincinnati Bancorp Chief Executive Officer Robert Bedinghaus said, “Cincinnati Bancorp’s record 2020 earnings were a result of the dedication of our entire staff as well as the loyalty of our customers and community partners. The closing of our second-step stock offering in January 2020, our lending focus on the residential and commercial real estate markets, and a concentrated effort to reshape our balance sheet to enhance future earnings, all combined to drive earnings to this level, even in the face of the COVID pandemic.”

“The COVID pandemic provided many challenges during 2020. Historic low interest rates provided significant headwind in defending our existing residential and commercial real estate loan portfolio, while at the same time provided an even greater tailwind allowing us to originate approximately $360 million in residential and commercial real estate loans.”

“As we enter into 2021, we believe we are well positioned to capitalize on the success of 2020 and continue to profitably grow our Bank while creating long-term value to our shareholders.”

Net interest income decreased $199,000, or 3.5%, to $5.4 million for the year ended December 31, 2020 from $5.6 million for the year ended December 31, 2019. Average net interest-earning assets increased $14.4 million compared to year end December 31, 2019. The interest rate spread decreased to 2.39% for the year ended December 31, 2020 from 2.69% for the year ended December 31, 2019. The net interest margin decreased to 2.58% for the year ended December 31, 2020 from 2.87% for the year ended December 31, 2019. The decrease in the interest rate spread and interest rate margin was primarily due to the Federal Reserve interest rate reduction in March 2020 in response to the pandemic.

Non-interest income increased $7.7 million, or 261.4%, to $10.7 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to an increase of $7.4 million on gain on sales of loans. We sold $310.0 million in residential loans for the year ended December 31, 2020 compared to $93.8 million in residential loans for the year ended December 31, 2019. Other fee income increased $578,000, primarily from the recognition of the fair value of mortgage banking derivatives. Fee income recognized from the Paycheck Protection Program was $9,000 for 2020.

Non-interest expense increased $4.2 million, or 54.5%, to $11.8 million for 2020 from $7.7 million for 2019. Salaries and employee benefits increased $3.4 million, or 79.9%. The increase in salaries and employee benefit expense was due to commissions paid loan officers and compensation paid additional loan origination and loan servicing support staff hired to accommodate the increased mortgage loan origination volume. Loan costs increased $309,000, or 91.9% from the higher mortgage loan origination volume. Advertising expense increased $179,000, primarily from the implementation of a “free checking” marketing program through a third-party vendor. Occupancy costs increased $103,000, or 17.3% due in large part to leasing a loan production office to accommodate additional loan officers and lending support staff.

Asset Quality

For the year ended December 31, 2020, Cincinnati Bancorp recorded a provision for loan losses of $265,000 compared to a provision for loan losses of $25,000 for the year ended December 31, 2019. The allowance for loan losses was $1.7 million, or 0.97% of total loans, at December 31, 2020, compared to $1.4 million or 0.78% of total loans, at December 31, 2019. The increase in the provision for loan losses in 2020 compared to 2019 was due primarily to the uncertainty of COVID-19’s impact on the economy. The resurgence of COVID cases nationally in late 2020, and the prospect of continued economic weakness and continued high unemployment, indicated a qualitative factor adjustment was warranted to increase the allowance for loan losses.

About Cincinnati Bancorp Inc.

Cincinnati Bancorp Inc. is the holding company for Cincinnati Federal. Cincinnati Federal operates four locations in Cincinnati, Ohio and two locations in Northern Kentucky. Our business operations are conducted in Hamilton, Warren, Butler and Clermont counties in Ohio, Boone, Kenton, and Campbell counties in Kentucky and Dearborn County in Indiana. Cincinnati Federal operates an active mortgage banking unit, which originates both loans for sale into the secondary market and for retention in our portfolio. The mortgage banking unit operates from a loan production office located in Milford, Ohio. Cincinnati Bancorp common shares are traded on the NASDAQ Capital Market Exchange under the symbol “CNNB.”

Statement About Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by Cincinnati Bancorp in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond Cincinnati Bancorp's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the duration, extent and severity of the COVID-19 pandemic, including its impact on our business and operations, the impact of lost fee revenue and increased operating expenses, as well as its effect on our customers and issuers of securities, including their ability to make timely payments on obligations, service providers and on economies and markets more generally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond Cincinnati Bancorp’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect Cincinnati Bancorp's business; changes in accounting principles, policies or guidelines may cause Cincinnati Bancorp’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect Cincinnati Bancorp's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which Cincinnati Bancorp conducts business, or conditions in the securities markets or the banking industry may be less favorable than Cincinnati Bancorp currently anticipates; legislation or regulatory changes may adversely affect Cincinnati Bancorp’s business; technological changes may be more difficult or expensive than Cincinnati Bancorp anticipates; success or consummation of new business initiatives may be more difficult or expensive than Cincinnati Bancorp anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than Cincinnati Bancorp anticipates. Cincinnati Bancorp assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Cincinnati Bancorp, Inc.

Consolidated Financial Highlights (Unaudited)

	December 31, 2020	December 31, 2019
	(in thousands)
Selected Financial Condition Data:
Total assets	$237,134	$241,802
Cash and cash equivalents	32,348	37,735
Interest-bearing time deposits	3,000	-0-
Available-for-sale securities	5,214	6,733
Federal Home Loan Bank stock	2,802	2,657
Loans receivable, net	166,668	179,332
Loans held for sale	13,345	3,114
Federal Home Loan Bank lender risk account receivable	1,947	1,713
Bank-owned life insurance	4,172	4,087
Total deposits	152,207	143,411
Federal Home Loan Bank advances	38,412	47,172
Total stockholders’ equity	41,503	23,837

	For the Year Ended December 31,
	2020	2019
	(in thousands)
Selected Operating Data:
Interest and dividend income	$8,027	$8,535
Interest expense	2,595	2,904
Net interest income	5,432	5,631
Provision for loan losses	265	25
Net interest income after provision for loan losses	5,167	5,606
Noninterest income	10,654	2,948
Noninterest expenses	11,845	7,667
Income before income taxes	3,976	887
Provision for income taxes	820	89
Net income	$3,156	$798
Earnings per common share - basic	$1.14	$0.28
Earnings per common share - diluted	$1.12	$0.27
Weighted-average shares outstanding – basic (1)	2,749,689	2,865,400
Weighted-average shares outstanding – diluted (1)	2,789,346	2,907,811

(1)	Share amounts related to the periods prior to the January 22, 2020 closing of the conversion offering have been restated to give retroactive recognition to the 1.6351 exchange ratio applied in the conversion offering.

	For the Twelve Months Ended December,
	2020	2019
Performance Ratios:
Return on average assets	1.36%	0.38%
Return on average equity	10.00%	3.57%
Interest rate spread (1)	2.38%	2.69%
Net interest margin (2)	2.58%	2.87%
Noninterest expense to average assets	5.09%	3.62%
Efficiency ratio (3)	74.87%	89.64%
Average interest-earning assets to average interest-bearing liabilities	115.04%	112.88%
Average equity to average assets	13.57%	10.56%

Capital Ratios (Bank only):
Total risk-based capital to risk-weighted assets	22.0%	16.3%
Tier 1 capital to risk-weighted assets	21.0%	15.4%
Common equity Tier 1 capital to risk-weighted assets	21.0%	15.4%
Tier 1 capital to adjusted total assets	14.8%	10.2%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.97%	0.78%
Allowance for loan losses as a percentage of non-performing loans	961.5%	1,268.5%
Net (charge-offs) recoveries to average outstanding loans during the period	-%	0.13%
Non-performing loans as a percentage of total loans	0.10%	0.06%
Non-performing loans as a percentage of total assets	0.07%	0.05%
Total non-performing assets as a percentage of total assets	0.07%	0.05%
Total non-performing assets and accruing troubled debt restructurings as a percentage of total assets	0.56%	0.64%

Other Data:
Number of offices	6	6
Number of full-time equivalent employees	74	57

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income.